Exhibit 99.1

Date: August 24, 2006

Contact: Crystal Livers-Powers

(317) 261-8423

crystal.liverspowers@aes.com

- IPL Proposes Expanded Customer Choice, Energy Efficiency, Pricing Options -

Plan Requires Approval from Indiana Utility Regulatory Commission

Indianapolis -

Indianapolis Power & Light Company (IPL) has unveiled a plan to bring expanded renewable energy options, energy efficiency and pricing options to its nearly 465,000 residential, commercial and industrial customers. The comprehensive plan, which is called Empower, has been filed with the Indiana Utility Regulatory Commission (IURC) for approval.

"IPL is proposing a progressive plan that provides customers with expanded existing and creative new choices in the areas of energy efficiency, energy sources and pricing," said IPL's President & CEO Ann Murtlow. "With this plan, we are meeting the wishes of our customers who are increasingly indicating that they wish to be proactive in managing how they use and purchase electricity."

If approved, customers will have expanded choice about how they use energy and how they are charged for the service, or they may remain on IPL's standard rates and delivery.

The three elements of the plan:

  Renewable Energy, which includes the IPL Green Power initiative, renewable energy education and a commitment to invest in a renewable resource. IPL's Green Power provides customers with the opportunity to voluntarily purchase a fixed percentage of their electricity from a renewable energy source. In addition, IPL will perform a study necessary to request one or more Certificates of Public Convenience and Necessity ("CPCN") for renewable energy projects. IPL will investigate a range of technologies including, but not limited to, wind, solar, biomass fuel and anaerobic digesters.
  Energy Efficiency, which includes demand-side management (DSM) options such as IPL's CoolCents air conditioning load management program, on-site energy audits, income-qualified weatherization and an expansion of web-based home energy analysis and high-efficiency heating and cooling programs. IPL will conduct a market potential study to assess and identify potential DSM programs that could be cost-effective in the greater Indianapolis service area and will aggressively deliver a comprehensive DSM program, with an emphasis on Energy Efficiency Initiatives.  Upon completion of the DSM Market Potential Study, IPL may file a request for modifications to its DSM Program.  IPL will seek Commission approval for any modifications to its DSM programs.
  Pricing Options, which include IPL's Sure Bill program that enables customers to lock in a specific dollar amount for their electric bills each month with no year-end reconciliation, and the Fixed Rate program that allows customers to fix their energy rate for a year or more. There is also a new component of the program called Time of Use, which offers lower prices during off-peak times combined with higher prices during peak hours. This program should encourage customers to change their consumption behavior and ultimately shift some demand to times when power is more plentiful and less expensive.

"We applaud IPL's innovative proposal as it will help Indiana meet the Governor's goals for the Hoosier Homegrown Energy plan," said John Clark, Director of Indiana Energy and Defense Department.  "This is the direction we want to see Indiana electric utilities take - providing innovative approaches that satisfy both the interests of customers and Indiana's energy needs. We look forward to the IURC's ultimate disposition of this matter."

Indianapolis Power & Light Company (IPL) provides retail electric service to about 465,000 commercial, industrial and residential customers in Indianapolis, as well as portion of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information, visit www.iplpower.com.